EXHIBIT 10(q) - MATERIAL CONTRACTS


                               BONUS AGREEMENT


This Bonus Agreement is entered into this 1st day of August, 1999, by and between National Western Life Insurance Company of 850 East Anderson Lane, Austin, TX 78752-1602 ("NWL" or "we") and Richard M. Edwards 6528 Heron Drive, Austin, TX 78759 ("you" or "your").

WHEREAS, Richard M. Edwards is employed by NWL as Senior Vice President-International Marketing and has supervision over all international marketing efforts of NWL; and

WHEREAS, the parties desire to establish a bonus compensation arrangement as an incentive for Richard M. Edwards to meet certain production and production-related standards.

NOW THEREFORE, the parties agree as follows:

I. NWL will pay you four different and independent bonuses, as set forth below, under the following terms and conditions:


A. Bonus 1 - First Year Life Persistency Rate Bonus

     1.   NWL  will  pay  you  a  bonus  based  on  the  12/31/99  Persistency
          Percentage of the 13th month persistency calculations for international life insurance policies. The data source for determining the company Persistency Percentage rate shall be the report entitled "Company Persistency Report-International-
          Without Annuities", which is provided by the NWL Information Services Department, using "Premiums- 13 Month Persistency."

     2. The Persistency Percentage will then determine the amount of the bonus as follows (only one section shall apply):

          a.   No bonus shall be paid if the Persistency Percentage is below
               93%.
          b. If the Persistency Percentage is equal to 93%, then the bonus shall be $9,000.
          c. If the Persistency Percentage is greater than 93% but less than 96%, then the bonus shall be $9,000 plus $750 for each 1% over 93%, or a pro-rata amount thereof for percentages stated as other than whole percentages.
          d. If the Persistency Percentage is equal to 96%, then the bonus shall be $11,250.
          e. If the Persistency Percentage is greater than 96% but less than 99%, then the bonus shall be $11,250 plus $2,250 for each 1% over 96%, or a pro-rata amount thereof for percentages stated as other than whole percentages.
          f. If the Persistency Percentage is equal to 99%, then the bonus shall be $18,000.
          g. If the Persistency Percentage is greater than 99%, then the bonus shall be $18,000 plus $4,220 for each additional 1% that the Persistency Percentage exceeds 99%, or a pro-rata share thereof for percentages stated as other than whole percentages.

     3. The assumptions that will be used in the calculation of the First-Year Life Persistency Rate Bonus is as follows:

          a. That the "Company Persistency Report-International-Without Annuities" is the same report used for agency convention qualification purposes;
          b. That the above mentioned report does not reflect true one-year persistency, but reflects the persistency of policies written in the most recent 12 months; and
          c. That the 13 Month Persistency Percentage will be calculated as of 12/31/99, based on premiums.


B. Bonus 2 - Second-Year Life Persistency Rate Bonus

     1.   NWL  will  pay  you  a  bonus  based  on  the  12/31/99  Persistency
          Percentage of the 24th month persistency calculations for international life insurance policies. The data source for determining the company Persistency Percentage rate shall be the report entitled "Company Persistency Report-International-Without Annuities", which is provided by the NWL Information Services Department, using "Premiums-24 Month Persistency".

     2. The Persistency Percentage will then determine the amount of the bonus as follows (only one section shall apply):

          a.   No bonus shall be paid if the Persistency Percentage is below
               89%.
          b. If the Persistency Percentage is equal to 89%, then the bonus shall be $9,000.
          c. If the Persistency Percentage is greater than 89% but less than 92%, then the bonus shall be $9,000 plus $750 for each 1% over 89%, or a pro-rata amount thereof for percentages stated as other than whole percentages.
          d. If the Persistency Percentage is equal to 92%, then the bonus shall be $11,250.
          e. If the Persistency Percentage is greater than 92% but less than 95%, then the bonus shall be $11,250 plus $2,250 for each 1% over 92%, or a pro-rata amount thereof for percentages stated as other than whole percentages.
          f. If the Persistency Percentage is equal to 95%, then the bonus shall be $18,000.
          g. If the Persistency Percentage is greater than 95%, then the bonus shall be $18,000 plus $4,220 for each additional 1% that the Persistency Percentage exceeds 95%, or a pro-rata share
               thereof  for  percentages  stated  as  other  than    whole
               percentages.

     3. The assumptions that will be used in the calculation of the Second-Year Life Persistency Rate Bonus is as follows:

          a. That the "Company Persistency Report-International-Without Annuities" is the same report used for agency convention qualification purposes;
          b. That the above mentioned report does not reflect true two-year persistency, but reflects the persistency of policies written in the most recent 24 months; and
          c. That the 24 Month Persistency Percentage will be calculated as of 12/31/99, based on premiums.

C. Bonus 3 - Collected International Life First-Year Premiums Bonus

     1. NWL will pay you a bonus based on Collected International Life First-Year Premiums. The data source used for determining the Total Collected Premiums will be the report No. UT69-003, International U.L. and International Non-U.L., using the fields "First Year Premium" and "Single Premium".

     2.   The Total Collected Premiums shall be calculated as follows:

          There are two components of the Total Collected Premiums: the International First Year Premiums and the International Single Premiums.

          a. International First Year Premiums shall be determined by adding both the International U.L. and the International Non-U.L. "First Year Premium" from the UT69-003 Report as of 12/31/99.
          b. International Single Premiums shall be determined by adding both the International U.L. and the International Non-U.L. "Single Premium" from the UT69-003 Report as of 12/31/99.

          The International Single Premiums will then be multiplied by 5% to determine the amount of International Single Premiums to be included in the bonus calculation. This amount will then be added to the International First-Year Premiums to determine the Total Collected Premiums.

     3. The Total Collected Premium will then determine the amount of the bonus as follows (only one section shall apply):

          a. No bonus will be paid if the Total Collected Premium is less than $12 million.
          b. If the Total Collected Premium equals $12 million, then the bonus shall be $42,000.
          c. If the Total Collected Premium is greater than $12 million but less than $15 million, then the bonus shall be $42,000 plus $350 for each additional $100,000 over $12 million, or a pro-rata share thereof.
          d. If the Total Collected Premium equals $15 million, then the bonus shall be $52,500.
          e. If the Total Collected Premium is greater than $15 million but less than $18 million, then the bonus shall be $52,500 plus $1,050 for each additional $100,000 over $15 million, or a pro-rata share thereof.
          f. If the Total Collected Premium is equal to $18 million, then the bonus shall be $84,000.
          g. If the Total Collected Premium is greater than $18 million, then the bonus shall be $84,000 plus $1,425 for each additional $100,000 over $18 million, or a pro-rata amount thereof.

     4.   The assumptions made in calculation of this bonus are as follows:

          a. That 100% of the International First-Year Life Insurance Premium is included;
          b. That 5% of the International Single Premium Life Insurance is included;
          c. That the Total Collected Premium includes no renewal life insurance premiums;
          d. That this bonus is based on international life insurance premiums only and excludes all domestic premiums; and
          e. That this bonus is calculated for the calendar year 1999, as of 12/31/99.

D. Bonus 4 - Collected International Investment Contract First-Year and Single Deposit Bonus

     1. NWL will pay you a bonus based on collected International Investment Contract and annuity first-year and single deposits and premiums. The data source for determining the Total Collected Deposits will be the report New Business Market Summary - Report #5.

     2. The Total Collected Deposits shall be the International Annuity Paid Premium YTD as determined from the New Business Market Summary - Report #5.

     3. The Total Collected Deposits shall then be multiplied by .0005 which result will be the amount of the bonus.

     4.   The assumptions made in calculation of this bonus are as follows:

          a.   That the bonus is based on first-year and single deposits only.
          b. That this bonus is based on International Investment Contract and annuity first-year and single deposits and premiums only and excludes all domestic premiums or deposits.
          c. That this bonus includes no renewal premiums or deposits or any premiums or deposits after first year.
          d. That this bonus is determined as of 12/31/99 and is based on 1999 premiums and deposits only.

II. All bonus performance is based on production produced between January 1, 1999 and December 31, 1999.

III. All bonuses will be calculated after December 31,1999, based on reports as of December 31, 1999.

IV. All bonuses will be calculated and paid, if amounts are due, as soon as reasonably possible after January 1, 2000, but no later than February 1, 2000.

V. During the year 1999, if you request or have requested, NWL may make or may have made advances to you against such bonuses in amounts determined by NWL. Any advances to you will offset any bonuses due. Amounts of bonus compensation that exceed the advances will be due and owing to you and will be paid by February 1, 2000. Any amounts of advances that exceed bonuses due will result in an amount due and owing by you, and such amounts will be paid by you on or before February 1, 2000. Any amount of advances due and owing by you and not paid by you to NWL by February 1, 2000, will be deducted by NWL from your future compensation. You expressly agree to such deductions from your compensation, including salary.

This does not limit NWL's right to initiate litigation against you to recover any debt owed by you to NWL. If the parties cannot agree on a payment schedule and if it is necessary for NWL to file suit against you to recover such debts, you agree to pay to NWL its attorneys fees and court costs incurred in collecting said debts.

As of August 31, 1999, NWL has advanced to you a total of $772 relating to your 1999 bonus. This entire amount shall be designated as an earned advance on your year-end 1999 bonus.

You have also received bonuses in 1998 based on specific paid annualized life premium production during that year. More specifically, you were paid a bonus equal to 1.5% of the 1998 international first year paid annualized life premiums in excess of a minimum threshold of $9,000,000. This bonus for 1998
totaled  $76,703  (($14,113,528  -  $9,000,000)  x  1.5%).    The  total  paid
annualized life premiums on which bonuses were paid as of December 31, 1998, totaled $5,113,528 ($14,113,528 less $9,000,000 threshold). The parties agree that an amount equal to $3,835 will be designated as an unearned 1998 bonus and this amount will be deducted from your 1999 earned bonuses.

VI. The term of this contract is from January 1, 1999 to December 31, 1999. Under no circumstances will this bonus agreement automatically renew for the following year. Both you and NWL must sign a separate agreement if renewal of this agreement is desired.

VII. In order to qualify for the bonus and be paid the bonus, you must be employed by NWL on the date that the bonus is actually paid by NWL.

During the year 1999, if your employment with NWL is terminated for any reason other than your voluntary termination or "termination for cause" by NWL, NWL will, following year-end, determine whether or not any bonus would have been due for 1999. If NWL decides that such a bonus would have been due, considering all off-sets and deductions that might be imposed under this agreement, NWL will pay a pro-rata portion of the bonus to you, or if you are not living at that time then to your spouse, or if you and your spouse are not living at that time, then to your children.

The pro-rata portion will be determined by dividing the total number of days of 1999 up to your date of termination, by the total number of days in 1999, and multiplying that result times the bonus as described above in the preceding paragraph.

"Termination for cause" means termination for inappropriate or unsatisfactory work performance, work habits, conduct, behavior or demeanor including, but not limited to, the examples listed in the Code of Conduct that is incorporated in NWL's Employee Handbook.

VIII. Nothing in this agreement limits NWL's authority to make ALL decisions concerning products, including, but not limited to, profitability issues, commission and overwrite amounts, publications, advertising, compliance, market conduct, underwriting, and availability.

IX. This agreement shall not be amended, modified, or altered in any manner except in a writing signed by both parties. This agreement shall be governed, interpreted and construed according to the laws of the State of Texas.

X. This agreement constitutes the complete and exclusive agreement of the parties with respect to your Bonus Compensation and supersedes any prior understandings or written or oral agreements between the parties respecting this subject matter.

XI. This Bonus Agreement is binding upon signing. There are no conditions precedent or subsequent, other than the conditions specifically mentioned in this contract, that must occur before this contract becomes binding upon both parties. There are no representations other than those expressly included in this agreement relating to bonus compensation of Richard M. Edwards.


EXECUTED at Austin, Texas, on August _____, 1999.


NATIONAL WESTERN LIFE INSURANCE COMPANY


By:  /S/ Ross R. Moody
     Ross R. Moody, President



     /S/ Richard M. Edwards
     Richard M. Edwards
     Senior Vice President-International Marketing



     I acknowledge that I have read, understand and agree to the above terms in section V relating to advances. Furthermore, I agree that these terms shall also apply to any advances already made to me during the year 1999 prior to signing this agreement. I agree to repay any debt owed by me to NWL by February 1, 2000. In default of such repayment, I authorize NWL to deduct the debt created by advances from my salary or any other compensation in amounts and at times determined by NWL.


     /S/ Richard M. Edwards
     Richard M. Edwards